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                                                                   EXHIBIT 4(f)

                               ESCROW AGREEMENT

  THIS ESCROW AGREEMENT dated as of November 30, 1995, between HAWAIIAN ELECTRIC INDUSTRIES, INC., a Hawaii corporation (the "Company") for itself and on behalf of the Hawaiian Electric Industries, Inc. Dividend Reinvestment and Stock Purchase Plan, as in effect from time to time (the "Plan"), and FIRST HAWAIIAN BANK, a corporation having trust powers (the "Bank"), as escrow agent hereunder (the "Escrow Agent"). As used in the Escrow Agreement, the term "Administrator" shall mean the Stock Transfer Division of the Company or any other person or entity designated by the Company from time to time.

                                   RECITALS:

  WHEREAS, the Securities and Exchange Commission (the "SEC") requires that funds deposited with an issuer for the purchase of shares under a dividend reinvestment and stock purchase plan be placed in an independent account to protect those funds from any liens and creditor claims against the issuer;

  WHEREAS, the Company has revised the Plan to comply with this SEC directive and desires to establish with the Escrow Agent, subject to the terms of this Agreement, a segregated account to comply with the SEC's requirements; and

  WHEREAS, the Escrow Agent is willing to serve as escrow agent for such account, subject to the terms of this Agreement;

  NOW, THEREFORE, In consideration of the premises, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

  Section 1. Creation of Escrow Account. The Company and the Administrator hereby create with the Escrow Agent an escrow account for the benefit of the participants in the Plan, consisting of dividends (other than dividends reinvested in shares of common stock issued by the Company on the dividend payment date), initial and optional cash payments and other property deposited by the Administrator from time to time in that certain interest bearing escrow account no. 85-1168-05 with the Bank, and all proceeds of any of the foregoing and any property of any character whatsoever into which any of the foregoing may be converted which is deposited into said account, together with all rights and privileges with respect thereto (collectively, the "Escrow Account").

  Section 2. Status of Escrow Agent. The Escrow Agent represents and warrants to the Company and the Plan and covenants that (i) it is, and shall remain at all times during the term of this Escrow Agreement, a "bank" as that term is defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and (ii) the Escrow Account will be held for the benefit of participants, will not be subject to any liens, creditor claims, or other claims against the Company, the Administrator, or the Escrow Agent, and will not be subject to bankruptcy proceedings if the Company files for bankruptcy under federal or state law.

  Section 3. Holding of Escrow Account; Rights to Principal and Interest. The Escrow Agent hereby covenants that it will hold the Escrow Account for the benefit of participants in the Plan in accordance with this Escrow Agreement. Neither the Company nor the Administrator will have any beneficial interest or other interest in principal amounts deposited by the Administrator in the Escrow Account. Any interest earned on such principal amounts shall belong to the Company and shall be used in part to pay the costs owed by the Company to the Escrow Agent under Section 11.

  Section 4. Instructions to Escrow Agent. The Company shall certify to the Escrow Agent from time to time the names and specimen signatures of any person who shall have authority to give instructions to the Escrow Agent hereunder on behalf of the Administrator. Instructions may be given substantially in the form attached hereto as Exhibit A or B.
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  Section 5. General Duties and Powers of the Escrow Agent. The Escrow Agent
shall keep accurate and detailed records of receipts and disbursements and other transactions affecting the Escrow Account, and shall make such records available for review from time to time at the request of the Administrator. The Escrow Agent shall furnish to the Company such information regarding the Escrow Account as may be reasonably requested by the Company from time to time. Upon instructions from the Administrator, the Escrow Agent shall invest the funds in the Escrow Account as directed by the Administrator. The Escrow Agent shall make disbursements from the Escrow Account at such times, to such persons (including the Administrator and the Company), and in such amounts as the Administrator shall direct. The Administrator agrees that all directions given to the Escrow Agent hereunder shall be consistent with and for the exclusive purposes provided in the Plan. The Escrow Agent shall have no responsibility for monitoring compliance with this covenant.

  Section 6. Liability of Escrow Agent. The Escrow Agent shall use ordinary care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Escrow Agent shall not be liable or responsible for any loss sustained for acting without question on the direction of, or failing to act in the absence of any direction from, the Administrator or any person with authority to act on behalf of the Administrator, unless the Escrow Agent knows that by such action or failure to act it will be in breach of its fiduciary duties or this Agreement. The Escrow Agent shall not be responsible in any respect for the administration of the Plan.

  The duties and obligations of the Escrow Agent hereunder shall be governed solely by the terms of this Escrow Agreement, and no implied covenants or obligations shall be read into this Escrow Agreement against the Escrow Agent.

  Section 7. Resignation of Escrow Agent. The Escrow Agent may resign its duties hereunder by delivering its written resignation to the Administrator. Such resignation shall take effect upon the appointment of a successor escrow agent, as provided below.

  Section 8. Removal of Escrow Agent. The Escrow Agent may be removed by the Administrator at any time, with or without cause, upon thirty (30) days' notice to the Escrow Agent, but such notice may be waived by the Escrow Agent. Such removal shall be effected by delivering to the Escrow Agent a written notice of removal executed by the Administrator and by giving notice to the Escrow Agent of the appointment of a successor escrow agent in the manner hereinafter set forth.

  Section 9. Appointment of Successor Escrow Agent. The appointment of a successor escrow agent hereunder shall be accomplished by and shall take effect upon the delivery to the resigning or removed Escrow Agent, as the case may be, of (i) an instrument in writing appointing such successor escrow agent, executed by the Administrator, and consented to by the Company and (ii) an acceptance in writing of the office of successor escrow agent hereunder executed by the successor so appointed.

  Any successor escrow agent hereunder may be either a corporation authorized and empowered to exercise trust powers or one or more individuals. All of the provisions set forth herein with respect to the Escrow Agent shall relate to each successor escrow agent so appointed with the same force and effect as if such successor escrow agent had been originally named herein as the escrow agent hereunder.

  If within sixty (60) days after notice of resignation or removal shall have been given under the provisions of this Escrow Agreement a successor escrow agent shall not have been appointed, the resigning or removed Escrow Agent or the Administrator may apply to any court of competent jurisdiction for the appointment of a successor escrow agent.

  Section 10. Transfer of Escrow Account to Successor. Upon the appointment of a successor escrow agent, the resigning or removed Escrow Agent shall transfer and deliver control over the Escrow Account and all records relating to the Escrow Account to such successor escrow agent.

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  Section 11. Expenses and Compensation; Indemnification. The Company shall pay to the Escrow Agent reasonable compensation for all services rendered by it hereunder, and reasonable expenses incurred by it hereunder, as agreed to by the Company and the Escrow Agent from time to time. The Company assumes liability for and agrees to indemnify and hold harmless the Escrow Agent from and against, all claims that may be imposed on, incurred by, or asserted against the Escrow Agent relating to or arising from the administration of the Escrow Account pursuant to this Escrow Agreement except as provided in the next sentence below. The Escrow Agent shall be liable only for its own acts or omissions (and those of its officers, employees and agents) occasioned by the breach of this Escrow Agreement or wilful misconduct or negligence of the Escrow Agent and its officers and employees. The indemnities contained in this Section shall survive the termination of this Escrow Agreement.

  Section 12. Modification and Termination. This Escrow Agreement may not be amended or modified except by a writing signed by the parties hereto. To the extent not inconsistent with the Plan, this Escrow Agreement may be terminated at any time by notice given to the Escrow Agent by the Administrator with instructions as to disposition of any funds or other property then remaining in the Escrow Account.

  Section 13. Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Hawaii.

  Section 14. Notices. Notices and other communications may be given in writing and sent by telecopy or other wire transmission with receipt verified in a manner typical of communications of that type, registered or certified mail, or delivery service with receipt verified, and shall be addressed (i) if to Escrow Agent, at the address indicated on the signature page below, and
(ii) if to the Company, at 900 Richards Street, Honolulu, Hawaii 96813
Attention: Treasurer, and (iii) if to the Administrator, at P.O. Box 730, Honolulu, Hawaii 96808-0730 Attention: Stock Transfer Agent, or to such other address designated by a party upon written notice to the other parties. Such notices and communications shall be deemed given when mailed or if given by telecopy or other electronic transmission or by delivery service, upon verification of receipt.

  Section 15. Successors and Assigns; Headings. This Agreement shall be binding on the parties' successors and assigns. The headings of the sections hereof are included for convenience of reference only and do not form a part of this Agreement.

  Section 16. Entire Agreement. This Agreement contains the complete agreement of the parties hereto with respect to the subject matter hereof and supersedes and replaces any previously made proposals, representations, warranties or agreements with respect thereto by either of the parties hereto.

  Section 17. Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement.

  Section 18. No Waiver. A failure or delay by either party hereto in exercising any right, power or remedy under this Agreement shall not operate as a waiver of that right, power or remedy, nor shall the single or partial exercise of any right, power or remedy preclude any other or further exercise of that right, power or remedy or the exercise of any other right, power or remedy.

  Section 19. Counterpart Execution. This Escrow Agreement may be executed in any number of counterparts and by each of the parties hereto on separate counterparts; all such counterparts shall together constitute but one and the same instrument.

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  IN WITNESS WHEREOF, the parties have entered into this Escrow Agreement as of the date first above written.

                                          HAWAIIAN ELECTRIC INDUSTRIES, INC.

                                          By /s/ Robert F. Mougeot
                                             -------------------------
                                             Robert F. Mougeot
                                             Financial Vice President and
                                             Chief Financial Officer

                                          By /s/ Constance H. Lau
                                             -------------------------
                                             Constance H. Lau
                                             Treasurer

                                          FIRST HAWAIIAN BANK

                                          By /s/ Mark M. Yoshida
                                             -------------------------
                                             Its Vice President

                                          Address:

                                          P.O. Box 3200
                                          Honolulu, Hawaii 96847
                                          Attention: Trust Operations

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